Exhibit 99.2

Non-GAAP Financial Measures

Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the 1934 Act define and prescribe the conditions for use of certain non-GAAP financial information. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Our measure of “Free cash flow” meets the definition of a non-GAAP financial measure. Free cash flow is used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow reflects an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows.

Free cash flow, which we reconcile to “Net cash provided by operating activities,” is cash flow from operations reduced by “Purchases of fixed assets, including internal-use software and website development.” We use free cash flow, and ratios based on it, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of fixed assets are a necessary component of ongoing operations. In limited circumstances in which proceeds from sales of fixed assets exceed purchases, free cash flow would exceed cash flow from operations. However, since we do not anticipate being a net seller of fixed assets, we expect free cash flow to be less than operating cash flows.

Free cash flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, free cash flow does not incorporate payments made on capital lease obligations or cash payments for business acquisitions. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

In addition, the Company’s earnings release included in Exhibit 99.1 to this Current Report on Form 8-K contains non-GAAP financial information which excludes a payment to settle a patent lawsuit from free cash flow, operating income, net income and related financial measures. Management uses these financial measures to evaluate the Company’s operating performance in the third quarter of 2005, and for budgeting and planning purposes, because the timing and amount of the charge is not attributable to operating events occurring during the quarter and the charge is not readily allocable to prior period operating results. Management thus believes that these financial measures enhance the comparability of our operating results from period to period.

For a quantitative reconciliation of free cash flow and the other non-GAAP financial measures referred to above to the most directly comparable amounts reported in accordance with GAAP, see “Supplemental Financial Information and Business Metrics” and “Financial and Operational Summary” in Exhibit 99.1 to this Current Report on Form 8-K.